Exhibit 10.14

APPIAN CORPORATION
2017 EQUITY INCENTIVE PLAN FRENCH QUALIFYING SUB-PLAN
RESTRICTIVE STOCK UNIT AWARDS FOR FRENCH ELIGIBLE EMPLOYEES

Adopted by the Board: July 21, 2017

This French sub-plan specifies the terms and conditions under which the 2017 Plan is to be modified so as to grant Restricted Stock Units that qualify for the tax or social treatment in France.

In this context, the present French sub-plan shall conform with articles L225-197-1 to L225-197-6 of the French Code de Commerce, as amended, and the Bulletin Officiel des Finances Publiques – Impôts BOI-BIC-PTP-20-70 and BOI-RSA-ES-20-20 (the Administrative Guidelines) and various articles of the French Tax Code, to the extent required under French law in order to:

(a)	ensure that RSUs may be granted to Eligible Employees who are French residents for tax purposes (French Eligible Employees) under the Plan; and

(b)	obtain the most favourable tax and social security treatment of the Plan available under French law from the perspective of the Company and its Affiliates, and any French Eligible Employee.

Words or phrases defined in the 2017 Plan will have the same meaning in this French Sub-plan except as otherwise provided.

1.	GENERAL

(b) Eligible Awards Recipients	Can only be eligible to receive awards the Employees as defined in Section 13 below.
(c) Available awards	The French sub-plan provides for the grant of Restricted Stock Unit Awards.

4.	ELIGIBILITY

(b) Ten Percent Stockholders
Restricted Stock Unit awards can only be granted to Eligible Employees who do not own on the relevant Date of Grant more than ten per cent of the share capital of the Company or who will not own ten per cent of the share capital of the Company as a result of the vesting of their awards.

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Exhibit 10.14

6. PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS AND SARS

(b) Restricted Stock Unit Awards

(i) Consideration
There shall not be any consideration paid by a Participant upon delivery of a share of Common Stock subject to the Restricted Stock Unit Award, except if the payment of a consideration is mandatorily required under local laws. In which case, it shall remain a symbolic consideration and shall not exceed 5% of the fair market value of the Shares at Grant.

(ii) Vesting	For French Eligible Employees, the Board may impose a Vesting Period that cannot be lesser than one (1) year.
(iii) Delivery	A Restricted Stock Unit Award may only be settled by the delivery of shares of Common Stock. It cannot be settled by the payment of a cash equivalent.
(iv) Additional Restrictions
At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v) Dividend Equivalents
No dividend equivalent can be credited and/or converted into additional shares of Common Stock prior to the Delivery of the shares. As the case may be, any equivalent bonus would not qualify for the free shares French tax regime.

(vii) Holding period
At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the holding of the shares of Common Stock covered by the Restricted Stock Unit Award Agreement as it, in its sole discretion, deems appropriate. If the Vesting period is less than two years, the Holding period shall be such that the accumulated Vesting period and Holding period is equal to minimum two years.

9.    ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS

(c) Transaction	Sections 9 (c) (iii) or 9 (c) (vi) are deleted.

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13.    DEFINITIONS

Affiliate	means, at the time of determination, any Subsidiary of the Company as such terms are defined below.
Delivery Date	means the date when the Eligible Employee receives the shares of Common Stock covered by the Restricted Stock Unit Awards Agreement.
Disability	means injury, disability, invalidity corresponding to the second or third category specified in Article L341-4 of the Code de la Sécurité Sociale
Eligible Awards Recipients	refers to the Employees as defined below.
Employee
Means the Employee of the Company or a Subsidiary, who:
 (i) holds an employment contract with the Company or a Subsidiary, and
(ii) does not own on the relevant Date of Grant more than ten per cent of the share capital of the Company.

Holding Period	means the period as defined in Section 6 (b) (vii) above, starting after the Delivery Date, during which the Participant cannot sell the Shares (save in case of Disability or death).
Subsidiary	means a company in which the Company holds directly or indirectly, at least 10% of the share capital and/or voting rights.
Vesting Period	means the period as defined in Section 6 (b) (ii) above, starting at the date of grant until the Delivery Date.

RSU No.
APPIAN CORPORATION
RESTRICTED STOCK UNIT GRANT NOTICE - INTERNATIONAL (2017 EQUITY INCENTIVE PLAN)
Appian Corporation (the “Company”), pursuant to its 2017 Equity Incentive Plan (the “Plan”), hereby awards to Participant a Restricted Stock Unit Award for the number of shares of the Company’s Common Stock (“Restricted Stock Units”) set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth in this notice of grant (this “Restricted Stock Unit Grant Notice”), and in the Plan and the Restricted Stock Unit Award Agreement (the “Award Agreement”), including any special terms and conditions for your country set forth in the attached appendix (the “Appendix”) both of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein shall have the meanings set forth in the Plan or the Award Agreement. In the event of any conflict between the terms in this Restricted Stock Unit Grant Notice or the Award Agreement and the Plan, the terms of the Plan shall control.
Participant:
Date of Grant:
Vesting Commencement Date:
Number of Restricted Stock Units:

Vesting Schedule:     Two Years, with 100% vesting on the second anniversary of Vesting Commencement Date subject to the Participant’s Continuous Service through such vesting date.

Issuance Schedule:    Subject to any Capitalization Adjustment, one share of Common Stock (or its cash equivalent, at the discretion of the Company) will be issued for each Restricted Stock Unit that vests at the time set forth in Section 6 of the Award Agreement.
Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Restricted Stock Unit Grant Notice, the Award Agreement (including the Appendix) and the Plan. Participant further acknowledges that as of the Date of Grant, this Restricted Stock Unit Grant Notice, the Award Agreement (including the Appendix) and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of the Common Stock pursuant to the Award specified above and supersede all prior oral and written agreements on the terms of this Award, with the exception, if applicable, of (i) restricted stock unit awards or options previously granted and delivered to Participant, (ii) the written employment agreement, offer letter or other written agreement entered into between the Company and Participant specifying the terms that should govern this specific Award, and (iii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law.
By accepting this Award, Participant acknowledges having received and read the Restricted Stock Unit Grant Notice, the Award Agreement (including the Appendix) and the Plan and agrees to all of the terms and conditions set forth in these documents. Participant consents to receive Plan documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

APPIAN CORPORATION                    PARTICIPANT

By:

Signature	Signature
Title:          Date:
Date:

ATTACHMENTS:    Award Agreement (including the Appendix) and 2017 Equity Incentive Plan

ATTACHMENT I APPIAN CORPORATION
2017 EQUITY INCENTIVE PLAN RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) and this Restricted Stock Unit Award Agreement (the “Agreement”) , including any special terms and conditions for your country set forth in the appendix attached hereto (the “Appendix”), Appian Corporation (the “Company”) has awarded you (“Participant”) a Restricted Stock Unit Award (the “Award”) pursuant to the Company’s 2017 Equity Incentive Plan (the “Plan”) for the number of Restricted Stock Units/shares indicated in the Grant Notice. Capitalized terms not explicitly defined in this Agreement or the Grant Notice shall have the same meanings given to them in the Plan. The terms of your Award, in addition to those set forth in the Grant Notice, are as follows.
1.GRANT OF THE AWARD. This Award represents the right to be issued on a future date one (1) share of Common Stock for each Restricted Stock Unit that vests on the applicable vesting date(s) (subject to any adjustment under Section 3 below) as indicated in the Grant Notice. As of the Date of Grant, the Company will credit to a bookkeeping account maintained by the Company for your benefit (the “Account”) the number of Restricted Stock Units/shares of Common Stock subject to the Award. Notwithstanding the foregoing, the Company reserves the right to issue you the cash equivalent of Common Stock, in part or in full satisfaction of the delivery of Common Stock in connection with the vesting of the Restricted Stock Units, and, to the extent applicable, references in this Agreement and the Grant Notice to Common Stock issuable in connection with your Restricted Stock Units will include the potential issuance of its cash equivalent pursuant to such right. This Award was granted in consideration of your services to the Company.
2.VESTING. Subject to the limitations contained herein, your Award will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice. Vesting will cease upon the termination of your Continuous Service and the Restricted Stock Units credited to the Account that were not vested on the date of such termination will be forfeited at no cost to the Company and you will have no further right, title or interest in or to such Award or the shares of Common Stock to be issued in respect of such portion of the Award.
3.NUMBER OF SHARES. The number of Restricted Stock Units subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan. Any additional Restricted Stock Units, shares, cash or other property that becomes subject to the Award pursuant to this Section 3, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units and shares covered by your Award. Notwithstanding the provisions of this Section 3, no fractional shares or rights for fractional shares of Common Stock shall be created pursuant to this Section 3. Any fraction of a share will be rounded down to the nearest whole share.
4.SECURITIES LAW COMPLIANCE. You may not be issued any Common Stock under your Award unless the shares of Common Stock underlying the Restricted Stock Units are either (i) then registered under the Securities Act, or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such Common Stock if the Company determines that such receipt would not be in material compliance with such laws and regulations.
5.TRANSFER RESTRICTIONS. Prior to the time that shares of Common Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of this Award or the shares issuable in respect of your Award. For example, you may not use shares that may be issued in respect of your Restricted Stock Units as security for a loan. The restrictions on transfer set forth herein will lapse upon delivery to you of shares in respect of your vested Restricted Stock Units. Your Award is transferable by will and by the laws of descent and distribution. At your death, vesting of your Award will cease and your executor or administrator of your estate shall be entitled to receive, on behalf of your estate, any Common Stock or other consideration that vested but was not issued before your death.
6.DATE OF ISSUANCE.
(a)    The issuance of shares in respect of the Restricted Stock Units is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner. Subject to the satisfaction of the Withholding Obligation set forth in Section 11 of this Agreement, in the event one or more Restricted Stock Units vests, the Company shall issue to you one (1) share of Common Stock for each Restricted Stock Unit that vests on the applicable vesting date(s) (subject to any adjustment under Section 3 above, and subject to any different provisions in the Grant Notice). Each issuance date determined by this paragraph is referred to as an “Original Issuance Date”.
(b)    If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day. In addition, if:
(i)    the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then- effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company's policies (a “10b5-1 Arrangement”)), and
(ii)    either (1) a Withholding Obligation does not apply, or (2) the Company decides, prior to the Original Issuance Date, (A) not to satisfy the Withholding Obligation by withholding shares of Common Stock from the shares otherwise due, on the Original Issuance Date, to you under this Award, and (B) not to permit you to enter into a “same day sale” commitment with a broker-dealer pursuant to Section 11 of this Agreement (including but not limited to a commitment under a 10b5-1 Arrangement) and (C) not to permit you to pay your Withholding Obligation in cash, then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Company’s Common Stock in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Common Stock under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).

(c)    The form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.
7.DIVIDENDS. You shall receive no benefit or adjustment to your Award with respect to any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment; provided, however, that this sentence will not apply with respect to any shares of Common Stock that are delivered to you in connection with your Award after such shares have been delivered to you.
8.RESTRICTIVE LEGENDS. The shares of Common Stock issued in respect of your Award shall be endorsed with appropriate legends as determined by the Company.
9.EXECUTION OF DOCUMENTS. You hereby acknowledge and agree that the manner selected by the Company by which you indicate your consent to your Grant Notice is also deemed to be your execution of your Grant Notice and of this Agreement. You further agree that such manner of indicating consent may be relied upon as your signature for establishing your execution of any documents to be executed in the future in connection with your Award.
10.AWARD NOT A SERVICE CONTRACT AND NATURE OF GRANT.
(a)    Nothing in this Agreement (including, but not limited to, the vesting of your Award or the issuance of the shares in respect of your Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan shall: (i) confer upon you any right to continue in the employ or service of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (iv) deprive the Company of the right to terminate you at will and without regard to any future vesting opportunity that you may have.
(b)    By accepting this Award, you acknowledge and agree that the right to continue vesting in the Award pursuant to the vesting schedule provided in the Grant Notice may not be earned unless (in addition to any other conditions described in the Grant Notice and this Agreement) you continue as an employee, director or consultant at the will of the Company and Affiliate, as applicable (not through the act of being hired, being granted this Award or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”). You acknowledge and agree that such a reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Agreement, including but not limited to, the termination of the right to continue vesting in the Award. You further acknowledge and agree that this Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant for the term of this Agreement, for any period, or at all, and shall not interfere in any way with the Company’s right to terminate your Continuous Service at any time, with or without your cause or notice, or to conduct a reorganization.
(c)    In accepting your Award, you acknowledge, understand and agree that:

(i)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted under the Plan;
(ii)    the Award is voluntary and occasional and does not create any contractual or other right to receive future Awards (whether on the same or different terms), or benefits in lieu of an Award, even if an Award has been granted in the past;
(iii)    the Award and the shares of Common Stock subject to the Award, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(iv)    the future value of the shares of Common Stock underlying the Award is unknown, indeterminable and cannot be predicted with certainty;
(v)    neither the Company nor any Affiliate shall be liable for any exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Award or of any amounts due to you pursuant to the settlement of the Award or the subsequent sale of any shares of Common Stock acquired upon settlement; and
(vi)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the termination of your Continuous Service (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and in consideration of the grant of the Award to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or any Affiliate, waive your ability, if any, to bring any such claim, and release the Company and all Affiliates from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim.
11.WITHHOLDING OBLIGATION.
(a)    On each vesting date, and on or before the time you receive a distribution of the shares of Common Stock in respect of your Restricted Stock Units, and at any other time as reasonably requested by the Company in accordance with applicable tax laws, you hereby authorize the Company and any Affiliate to make any required withholding from the Common Stock issuable to you and/or otherwise agree to make adequate provision, including in cash, for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with your Award (the “Withholding Obligation”).
(b)    By accepting this Award, you acknowledge and agree that the Company or any Affiliate may, in its sole discretion, satisfy all or any portion of the Withholding Obligation relating to your Restricted Stock Units by any of the following means or by a combination of such means: (i) causing you to pay any portion of the Withholding Obligation in cash; (ii) withholding from any compensation otherwise payable to you by the Company; (iii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the Award with a Fair Market Value (measured as of the date shares of Common Stock are issued pursuant to Section 6) equal to the amount of such Withholding Obligation; provided, however, that the number of such shares of

Common Stock so withheld will not exceed the amount necessary to satisfy the Withholding Obligation using the maximum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income; and provided, further, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Board or the Company’s Compensation Committee; and/or (iv) permitting or requiring you to enter into a “same day sale” commitment, if applicable, with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”), pursuant to this authorization and without further consent, whereby you irrevocably elect to sell a portion of the shares to be delivered in connection with your Restricted Stock Units to satisfy the Withholding Obligation and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Obligation directly to the Company and/or its Affiliates. Unless the Withholding Obligation is satisfied, the Company shall have no obligation to deliver to you any Common Stock or any other consideration pursuant to this Award.
(c)    In the event the Withholding Obligation arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Withholding Obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.
12.TAX CONSEQUENCES. The Company has no duty or obligation to minimize the tax consequences to you of this Award and shall not be liable to you for any adverse tax consequences to you arising in connection with this Award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Award and by signing the Grant Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so. You understand that you (and not the Company) shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.
13.UNSECURED OBLIGATION. Your Award is unfunded, and as a holder of a vested Award, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares or other property pursuant to this Agreement. You shall not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Agreement until such shares are issued to you pursuant to Section 6 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
14.NOTICES. Any notice or request required or permitted hereunder shall be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Award, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
15.HEADINGS. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.
16.MISCELLANEOUS.

(a)    The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.
(b)    You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
(c)    You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.
(d)    This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e)    All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
17.GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Your Award (and any compensation paid or shares issued under your Award) is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntarily terminate employment upon a resignation for “good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.
18.EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of the Award subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan (other than the Plan) sponsored by the Company or any Affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any or all of the employee benefit plans of the Company or any Affiliate.
19.SEVERABILITY. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
20.OTHER DOCUMENTS. You hereby acknowledge receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain "window" periods and the Company's insider trading policy, in effect from time to time.

21.AMENDMENT. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that, except as otherwise expressly provided in the Plan, no such amendment materially adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the Award as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.
22.COMPLIANCE WITH SECTION 409A OF THE CODE. This Award is intended to be exempt from the application of Section 409A of the Code, including but not limited to by reason of complying with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) and any ambiguities herein shall be interpreted accordingly. Notwithstanding the foregoing, if it is determined that the Award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from, and determined to be deferred compensation subject to Section 409A of the Code, this Award shall comply with Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly. If it is determined that the Award is deferred compensation subject to Section 409A and you are a “Specified Employee” (within the meaning set forth in Section 409A(a)(2)(B)(i) of the Code) as of the date of your “Separation from Service” (as defined in Section 409A), then the issuance of any shares that would otherwise be made upon the date of your Separation from Service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the Separation from Service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of adverse taxation on you in respect of the shares under Section 409A of the Code. Each installment of shares that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).
23.DATA TRANSFER. You explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, your employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company, its Affiliates and your employer hold certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social security number (or other identification number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan (“Data”). You understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, in particular in the US, and that the recipient country may have different data privacy laws providing less protections of your personal data than your country. You may request a list with the names and addresses of any potential recipients of the Data by contacting [    ] as the stock plan administrator at the Company (the “Stock Plan Administrator”). You authorize the recipients to receive, possess, process, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom you may elect to deposit any shares of Common Stock acquired upon the vesting of the Award. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Stock Plan Administrator in writing. You understand that refusing or withdrawing consent may affect your ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, you may contact the Stock Plan Administrator.
24.LANGUAGE. If you have received this Agreement, or any other document related to this Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
25.INSIDER TRADING/MARKET ABUSE. You acknowledge that, depending on your country, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell the shares of Common Stock or rights to the shares of Common Stock under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.
26.IMPOSITION OF OTHER REQUIREMENTS. The Company reserves the right to impose other requirements on your participation in the Plan, and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
27.APPENDIX. Notwithstanding any provisions in this Restricted Stock Unit Award Agreement, your Award shall be subject to the special terms and conditions for your country set forth in the Appendix attached hereto. Moreover, if you relocate to one of the countries included therein, the terms and conditions for such country will apply to you to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Restricted Stock Unit Award Agreement.
28.GOVERNING LAW. This Agreement, is governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts within Fairfax County, Virginia, and no other courts, where this grant is made and/or to be performed.
* * * * *
This Restricted Stock Unit Award Agreement shall be deemed to be signed by the Company and the Participant upon the signing by the Participant of the Restricted Stock Unit Grant Notice to which it is attached.

APPENDIX TO RESTRICTED STOCK UNIT AWARD AGREEMENT
This Appendix includes special terms and conditions that govern the Restricted Stock Units granted to you under the Plan if you reside and/or work in one of the countries listed below.
The information contained herein is general in nature and may not apply to your particular situation, and you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.
FRANCE
This French sub-Agreement specifies the amendments and conditions under which the Master Agreement is to be modified so as to grant Restricted Stock Unit Awards that qualify for the favourable tax or social treatment in France (article 80 quaterdecies of the French tax code).
Words or phrases defined in the Master Agreement will have the same meaning in this French Sub- agreement except as otherwise provided. Also, this French sub-Agreement must be interpreted in light of the French sub-plan for Restricted Stock Units.

Grant of the Award. The Awards granted to French Employee Participants shall not give right to any cash equivalent of Common Stock.
Transfer Restrictions. At your death, as French Employee Participant, vesting of your Award will cease and your executor or administrator of estate or your heirs shall be entitled to receive, within maximum six-months following the death, on behalf of your estate, any Common Stock or other consideration that vested but was not issued before your death.
Data Transfer. As French Employee Participant, you understand that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan, up to the limit of six months following the termination of the Plan, unless this data retention is necessary for regulatory compliance.
Language. As French Employee Participant, you confirm having read and understood the documents relating to the Plan, including the Agreement with all terms and conditions included therein, which were provided in the English language. You accept the terms of those documents accordingly.
Consentement Relatif à la Langue Utilisée. Vous confirmez avoir lu et compris le Plan et cette convention («Agreement») et les Termes et Conditions, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Vous acceptez les dispositions de ces documents en connaissance de cause.
Please note:
The Restricted Stock Units are intended to qualify for the favorable tax or social security treatment in France. You shall refer to the French sub-plan attached in Appendix for further details.
If you are a French resident and maintain a foreign bank account, you must report such account to the French tax authorities when filing your annual tax return. Failure to comply with this requirement could trigger significant penalties and you should consult with your personal advisor to ensure proper compliance with applicable reporting requirements in France.

ITALY

Language Acknowledgement.
You confirm having read and understood all terms and conditions relating to the Agreement and the documents included therein, which were provided in the English language, which you declare to be acquainted with. You accept the terms and conditions above-mentioned.
Consenso relativo alla lingua utilizzata: Lei conferma di aver letto e compreso i termini e le condizioni contenuti nell’Accordo e nei documenti ad esso allegati, che sono stati redatti in lingua inglese, lingua che Lei dichiara di ben conoscere. Conseguentemente, Lei dichiara di accettare i termini e le condizioni di cui sopra.
Data Privacy Notice. The following provisions replace Section 23 of the Agreement:
You understand that that the Company and your employer may hold certain personal information about you, including your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships you hold in the Company, details of the Plan or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of managing and administering the Plan.
You also understand that providing the Company with the Data is necessary for the performance of the Plan and that your refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. The Controller of personal data processing is Appian Corporation., with registered offices at 11955 Democracy Drive, Suite 1700, Reston Virginia 20190 United States of America, and, [    ] Italy, with registered address at [    ], Italy.
You understand that your Data will not be publicized, but it may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. You further understand that the Company and any Affiliate will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and that the Company and any Affiliate may each further transfer Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer to a broker or another third party with whom you may elect to deposit any shares of Common Stock acquired under the Plan. Such recipients may receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan. You understand that these recipients may be located in the European Economic Area, or elsewhere, such as the U.S. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete your Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.
You understand that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.
The processing activity, including communication, the transfer of your Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require your consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. You understand that, pursuant to Section 7 of the Legislative Decree no. 196/2003, you have the right to, including but not limited to, access, delete, update, ask for rectification of your Data and cease, for legitimate reason, the Data processing. Furthermore, you are aware that your Data will not be used for direct marketing purposes. In addition, the
Please note:
Italian residents who, at any time during the fiscal year, hold foreign financial assets (such as cash, shares of Common Stock or options) which may generate income taxable in Italy are required to report such assets on their annual tax returns or on a special form if no tax return is due. The same reporting duties apply to Italian residents who are beneficial owners of the foreign financial assets pursuant to Italian money laundering provisions, even if they do not directly hold the foreign asset abroad. You are advised to consult a personal legal advisor to ensure compliance with applicable reporting requirements.
The value of the financial assets held outside of Italy by Italian residents is subject to a foreign asset tax. Such tax is currently levied at an annual rate of 2 per thousand (0.2%). The taxable amount will be the fair market value of the financial assets (e.g., shares of Common Stock acquired under the Plan) assessed at the end of the calendar year.
NETHERLANDS

SWITZERLAND
Language Acknowledgement.
You confirm having read and understood the documents relating to the Plan, including the Agreement, with all terms and conditions included therein, which were provided in the English language only. You confirm that you have sufficient language capabilities to understand these terms and conditions in full.
Du bestätigst, dass du den Plan sowie die dazugehörigen Dokumente, inklusive der Vereinbarung, mit all den darin enthaltenen Bedingungen und Voraussetzungen, welche in englischer Sprache verfasst sind, gelesen und verstanden hast. Du bestätigst dass Deine Sprachkenntnisse genügend sind, um die Bedingungen und Voraussetzungen zu verstehen.
Securities Law Information.
You acknowledge that the Plan is not intended to be publicly offered in or from Switzerland. Neither the Agreement nor any other materials relating to the option constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither the Agreement nor any other materials relating to the option may be publicly distributed nor otherwise made publicly available in Switzerland.
UNITED KINGDOM

Tax Withholding Obligations. The following supplements Section 11 of the Agreement:
(d)As    a    condition    of    the    vesting    of    your    Award,    you    therefore unconditionally and irrevocably agree:
(i)    to place the Company in funds and indemnify the Company in respect of (1) all liability to UK income tax which the Company is liable to account for on your behalf directly to HM Revenue & Customs; (2) all liability to national insurance contributions which the Company is liable to account for on your behalf to HM Revenue & Customs (including secondary class 1 (employer’s) national insurance contributions for which you are liable); and (3) all liability to national insurance contributions for which the Company is liable which arises as a consequence of or in connection with your Award (the “UK Tax Liability”); or
(ii)    to permit the Company to sell at the best price which it can reasonably obtain such number of shares of Common Stock allocated or allotted to you following vesting as will provide the Company with an amount equal to the UK Tax Liability; and to permit the Company to withhold an amount not exceeding the UK Tax Liability from any payment made to you (including, but not limited to salary); and
(iii)    if so required by the Company, and, to the extent permitted by law, to enter into a joint election or other arrangements under which the liability for all or part of such employer’s national insurance contributions liability is transferred to you; and
(iv)    if so required by the Company, to enter into a joint election within Section 431 of (UK) Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) in respect of computing any tax charge on the acquisition of “restricted securities” (as defined in Section 423 and 424 of ITEPA); and

(v)    to sign, promptly, all documents required by the Company to effect the terms of this provision, and references in this provision to “the Company” shall, if applicable, be construed as also referring to any Affiliate.

ATTACHMENT II
2017 EQUITY INCENTIVE PLAN